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Exhibit 99.2

KPMG LLP
205 5th Avenue SW
Suite 3100
Calgary AB
T2P 4B9
Telephone (403) 691-8000
Fax (403) 691-8008
www.kpmg.ca

INDEPENDENT AUDITORS' REPORT

The Board of Directors
DirectCash Payments ULC:

          We have audited the accompanying consolidated financial statements of DirectCash Payments Inc. and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

          Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

          Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

          An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

          We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DirectCash Payments Inc. and its subsidiaries as of December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Professional Accountants

March 23, 2017
Calgary, Canada

DirectCash Payments Inc.
Consolidated Statements of Financial Position
Canadian dollar in thousands

As at:	Notes	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash in circulation	18	$10,607	$10,854
Cash	18	17,172	10,002
Cash in escrow		—	390
Restricted funds		1,420	2,317
Trade and other receivables	5	12,620	12,253
Inventories	6	23,604	14,342
Prepaid expenses		3,288	3,870

		68,711	54,028

Non-current assets:
Other assets		2,498	292
Property and equipment	7	60,968	39,359
Intangible assets	8	72,010	87,471
Goodwill	8	170,242	174,191
Deferred tax asset	13	11,870	9,233

		317,588	310,546

		$386,299	$364,574

Liabilities and Shareholders' Equity Current liabilities:
Restricted funds liability		$1,420	$2,317
Trade and other payables	9	57,604	47,736
Other current liabilities	10	3,950	4,560
Current portion of long-term debt	12	6,108	9,081

		69,082	63,694

Non-current liabilities:
Other liabilities	11	3,847	3,323
Long-term debt	12	285,236	207,879
Deferred tax liability	13	9,900	15,216

		298,983	226,418

Shareholders' equity:
Share capital	14	271,202	271,202
Shares held in trust	14	(1,859)	(1,926)
Contributed surplus	16	2,606	1,988
Foreign currency translation reserve		(18,289)	(7,548)
Deficit		(235,426)	(189,254)

Total Shareholders' equity		18,234	74,462

		$386,299	$364,574

Subsequent events (Note 24)

Legal matters (Note 23)

Approved on behalf of the Board:

"Signed" Edward H. West Director	"Signed" Joseph J. Abou-Arrage Director

See accompanying notes to the consolidated financial statements

DirectCash Payments Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
Canadian dollar in thousands (except per share amounts)

For the year ended:	Notes	December 31, 2016	December 31, 2015
Revenue		$299,587	$283,713
Expenses
Cost of sales		168,690	147,746
Personnel expenses		40,925	37,190
Other expenses		24,032	21,611
Vault cash rental costs	12	11,714	10,006
Realized loss (gain) on foreign exchange	18	614	(1,937)

Adjusted EBITDA		53,612	69,097
Acquisition-related expenses	4, 24	8,304	—
Other loss	19	—	7,485
Depreciation of property and equipment	7	19,319	18,312
Amortization of intangible assets	8	39,681	38,525
Finance costs	12	20,159	19,547
Unrealized (gain) loss on foreign exchange	18	(826)	4,828

Net loss before income taxes		(33,025)	(19,600)

Current income tax expense	13	2,365	1,174
Deferred income tax recovery	13	(14,467)	(13,505)

		(12,102)	(12,331)

Net loss		$(20,923)	$(7,269)

Other comprehensive (loss) income
Foreign currency translation on investments in foreign operations		(10,741)	13,450

Total comprehensive (loss) income		$(31,664)	$6,181

Net loss per share attributable to common shareholders
Basic and Diluted	14	$(1.20)	$(0.42)

See accompanying notes to the consolidated financial statements

DirectCash Payments Inc.
Consolidated Statements of Cash Flows
Canadian dollar in thousands

For the year ended:	Notes	December 31, 2016	December 31, 2015
Cash provided by (used in):
Operations:
Net loss		$(20,923)	$(7,269)
Add (deduct) items not involving cash:
Income taxes	13	(12,102)	(12,331)
Unrealized (gain) loss on foreign exchange	18	(826)	4,828
Share-based compensation	16	1,396	807
Finance costs	12	20,159	19,547
Other		946	(806)
Depreciation and amortization	7,8	59,000	56,837
Changes in non-cash working capital	21	11,984	537
Paid to EPSP trustee	14	(711)	(739)
Income taxes paid, net		(5,429)	(8,542)

Net cash generated from operating activities		53,494	52,869

Investing:
Acquisition of property and equipment	7	(17,479)	(10,602)
Acquisition of intangible assets	8	(2,268)	(1,988)
Business and asset acquisitions, net of cash acquired	4	(53,017)	(7,940)
Changes in non-cash working capital	21	(281)	237

Net cash used in investing activities		(73,045)	(20,293)

Financing:
Repurchase of common shares	14	—	(661)
Senior secured credit facilities fully paid	12	—	(77,353)
Bridge loan facility advance	12	68,250	—
Revolving facility advances (repayments), net	12	5,013	92,947
Interest paid	21	(19,026)	(16,661)
Dividends paid to shareholders	15	(25,249)	(25,311)

Net cash provided (used) in financing activities		28,988	(27,039)

Increase in cash and cash equivalents		9,437	5,537
Cash and cash equivalents, beginning of year		20,856	14,244
Foreign exchange (loss) gain on cash held in foreign currency		(2,514)	1,075

Cash and cash equivalents, end of year		$27,779	$20,856

Cash and cash equivalents is comprised of:
Cash in circulation	18	10,607	10,854
Cash	18	17,172	10,002

		$27,779	$20,856

See accompanying notes to the consolidated financial statements

DirectCash Payments Inc.
Consolidated Statements of Changes in Equity
Canadian dollar in thousands

	Notes	Share Capital $	Shares held in trust by EPSP Trustee $	Contributed surplus (current and unvested EPSP) $	Foreign currency translation reserve $	Deficit $	Total $
As at December 31, 2015		271,202	(1,926)	1,988	(7,548)	(189,254)	74,462
Net loss		—	—	—	—	(20,923)	(20,923)
Foreign currency translation on investments in foreign operations		—	—	—	(10,741)	—	(10,741)
Share based payment transactions ("EPSP")	14, 16	—	67	618	—	—	685
Dividends	15	—	—	—	—	(25,249)	(25,249)

As at December 31, 2016		271,202	(1,859)	2,606	(18,289)	(235,426)	18,234

As at December 31, 2014		271,863	(2,320)	2,314	(20,998)	(156,681)	94,178
Net loss		—	—	—	—	(7,269)	(7,269)
Foreign currency translation on investments in foreign operations		—	—	—	13,450	—	13,450
Common shares buy-back		(661)	—	—	—	—	(661)
Share based payment transactions ("EPSP")	14, 16	—	394	(326)	—	—	68
Dividends	15	—	—	—	—	(25,304)	(25,304)

As at December 31, 2015		271,202	(1,926)	1,988	(7,548)	(189,254)	74,462

See accompanying notes to the consolidated financial statements

Notes to the Consolidated Financial Statements
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

1.       Corporate information

          As at December 31, 2016, DirectCash Payments Inc. ("DCPayments" or the "Company") is a publicly traded corporation incorporated and domiciled in Alberta, Canada (see note 24). The consolidated financial statements comprise those of DCPayments and its subsidiaries and wholly-owned limited and general partnerships (see note 17). The Company's registered head office is located at #6, 1420 — 28 Street N.E., Calgary, Alberta. DCPayments is a payments service business with operations in Canada, Australia, New Zealand, the United Kingdom, and Mexico. The Company's focus is on building long term contracted recurring revenue in the merchant payments space.

          The Company provides transaction switching and processing services on automated banking machines ("ATMs") and for debit and credit cards and related services as well as processing and managing prepaid card programs and transactions. DCPayments deploys, operates and services ATMs in all its geographic segments. In Canada, the Company operates its Other Services business which includes payment, bank card processing and related services as well as other managed services to credit unions and financial institutions. The end-to-end payment solutions provided to credit unions and financial institutions enables these customers to outsource their payment and bank card and ATM processing and compete with services similar to those offered by larger banks.

          On September 30, 2016, DCPayments acquired the ATM business and assets of First Data Resources Australia Limited and Cashcard Australia Limited. The assets include First Data's Australian retail ATM and managed services ATM business, comprising approximately 3,500 ATMs and associated contracts in the Australian market for consideration of A$55 million.

          These consolidated financial statements have been prepared by management from the historical records of DCPayments and its subsidiaries.

2.      Basis of presentation

Statement of compliance

          The consolidated financial statements for the years ended December 31, 2016 and 2015 have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

          These consolidated financial statements were approved and authorized for issuance by the directors on March 23rd , 2017.

Basis of measurement

          These consolidated financial statements are stated in Canadian dollars and were prepared on a going concern basis, under the historical cost basis, except for the interest rate swap and foreign exchange contracts which are measured at fair value.

Adjusted EBITDA

          DCPayments has presented earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as a subtotal in its consolidated statement of operations and comprehensive income (loss). Adjusted EBITDA is an important measure utilized by management in assessing the financial performance of the Company relative to its operating plans and budgets. It is also the measurement utilized by the holders of the Company's long-term debt, as described in note 12, in calculating financial covenants. The Company has presented Adjusted EBITDA prior to acquisition-related expenses,

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

unrealized foreign exchange gains and losses and non-recurring other gains (loss). The Company utilizes this presentation of Adjusted EBITDA because it is consistent with the definitions under DCPayments' credit facility agreement. Acquisition-related expenses relate only to business combinations which are complex, require the pre-approval of the Company's lenders and are financed utilizing long-term debt or the issue of equity or a combination thereof. Costs incurred on recurring asset acquisitions are not considered acquisition-related expenses and are included with other expenses in the consolidated statement of operations and comprehensive income (loss).

Use of estimates and judgments

          The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best approximation of the amount, event or actions, actual results ultimately may differ from those estimates.

          The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the consolidated financial statements are:

a.       Impairment of non-financial assets

          Impairment exists when the carrying value of an asset or cash-generating unit ("CGU") exceeds its recoverable amount, which is the higher of (a) its fair value less costs of disposal and (b) its value in use. The fair value less costs of disposal calculation is based on available data from sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from internal budgets and do not include restructuring activities that DCPayments is not yet committed to or significant future investments that will enhance the asset's performance of the CGU being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. There is a certain amount of subjectivity and judgment in the CGUs determination and recoverable amount calculation. Judgments and assumptions are subject to measurement uncertainty and the impact of differences between actual and estimated amounts on the consolidated financial statements of future periods could be material.

b.       Income taxes

          Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. DCPayments reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

          Deferred tax assets are recognized only to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to be realized, and a judgment as to whether or not there will be sufficient taxable profits available to offset the tax assessed when they do reverse. This requires assumptions regarding future profitability and is therefore inherently uncertain. To the extent assumptions regarding future profitability change, there can

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

be an increase or decrease in the amounts recognized in respect of deferred tax assets as well as in the amounts recognized in profit or loss in the period in which the change occurs.

c.       Useful lives of long-lived assets

          DCPayments estimates the useful lives of equipment based on the period over which the assets are expected to be available for use. The estimated useful lives of equipment are reviewed periodically and are updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence and legal or other limits on the use of the relevant assets. In addition, the estimation of the useful lives of equipment is based on internal technical evaluation and experience with similar assets. It is possible, however, that future results of operations could be materially affected by changes in the estimates brought about by changes in factors mentioned above. The amounts and timing of recorded expenses for any period would be affected by changes in these factors and circumstances. A reduction in the estimated useful lives of equipment would increase the recorded expenses and decrease the non-current assets.

          DCPayments estimates the useful lives of contracts included in intangible assets based on the average remaining primary term of the contracts acquired and assigns an estimated retention period based on the Company's historical information in the applicable market. It is possible, however, that future regulatory or general economic changes, among other factors, could significantly impact the estimated retention period. The amounts and timing of recorded expenses for any period would be affected by changes in these factors and circumstances. A reduction in the estimated useful lives of contracts would increase the recorded expenses and decrease non-current assets. The estimated useful lives of contracts for the Australian intangible assets acquired in July 2012 were reviewed by management in Q2 2015. Based upon the review, amortization expense changed from A$5.0 million to A$7.2 million per quarter, as the useful life was reduced by 11 months.

d.      Other significant areas of judgments

          The estimates of fair value for assets acquired and liabilities assumed through a business combination and/or asset acquisition involve certain assumptions and judgments that are subject to measurement uncertainty.

          The estimates of net realizable value of inventory involve estimating future selling prices in the applicable market and accordingly, are subject to measurement uncertainty.

          The estimates of derivative financial instruments involve estimating future foreign exchange rates and interest rates and associated volatility and accordingly, are subject to measurement uncertainty.

3.       Significant accounting policies

          The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. There were no new or amended standards to be adopted for the year ended December 31, 2016.

          The amounts included in accumulated other comprehensive income (loss) include only foreign exchange translation gains and losses on entities whose functional currency is other than the Canadian dollar. Amounts will be recycled into net income (loss) upon the disposition or partial disposition of the foreign operation.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

a.       Basis of consolidation

Subsidiaries

          Subsidiaries are entities controlled by DCPayments. Control exists when DCPayments has power over an investee, exposure or right to variable returns from its involvement with the investee and the ability to use its power to affect its return. In assessing control, potential voting rights that currently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Transactions eliminated on consolidation

          Intra-group income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements. Intra-group debts and advances are eliminated the same way as intra-group income and expenses.

Business combinations

          DCPayments uses the acquisition method to account for business combinations. Goodwill is measured as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in the statement of operations and comprehensive income (loss).

          DCPayments elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

          Transaction costs, other than those associated with the issue of debt or equity securities, that DCPayments incurs in connection with a business combination are expensed as incurred.

b.       Revenue recognition

          Revenue from processing transactions and other services is recognized at the time the transactions are processed and the services are provided. Revenue from technology projects is typically recognized on a percentage of completion basis. In certain arrangements with customers, the Company bills and receives payment in advance of the product or service being delivered. In these situations, recognition of the revenue is deferred until the product or service is delivered.

          Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognized when strong evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue as the sales are recognized.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

c.       Leases

          Agreements under which payments are made to owners in return for the right to use an asset for a period are accounted for as leases. Leases that transfer substantially all the risks and rewards of ownership are recognized at the commencement of the lease term as finance leases within property and equipment and liabilities at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Finance lease payments are apportioned between interest expense and a reduction of the liability.

          Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to income on a straight line basis over the term of the lease.

d.      Employee benefits

Short-term employee benefits

          Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if DCPayments has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

Share-based payment plans

          The Company has an Employee Profit Sharing Plan ("EPSP") under which it receives services from employees as consideration for cash payments paid to the EPSP plan trustee (which in turn are later used by the trustee to purchase shares of DCPayments).

          The EPSP are required to be reported as "equity settled" plans — therefore, the accounting of the EPSP has been recorded as equity settled although DCPayments does not dilute equity or issue treasury shares as part of the EPSP (i.e. DCPayments only pays cash which the EPSP trustee uses to buy shares on the open market and not from treasury). If an EPSP participant ceases to be employed within DCPayments, either the EPSP trustee sells the participant's unvested shares back into the market and returns the proceeds to DCPayments or the unvested shares are reallocated to remaining participants.

          The Company records the cost of share-based payment plans to personnel expenses over the vesting period and credits contributed surplus. The related tax portion of the EPSP entitlements are expensed over the period until the tax payment is required pursuant to the terms of the plan.

Defined contribution plan

          A defined contribution plan is a post-employment benefit plan under which the Company pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense in income in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan that are due more than 12 months after the end of the period in which the employees render the service are discounted to their present value.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Other long-term employment benefits

          The Company's net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The benefit is discounted to determine its present value, and the fair value of any related assets is deducted. The discount rate is the yield at the reporting date on government bonds that have maturity dates approximating the terms of the Company's obligations.

e.       Finance income and finance cost

          Finance income comprises interest income on funds invested. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

          Finance costs comprise interest expense on borrowings (e.g. credit facilities), stamping fees, facility fees, accrual of differences between amounts advanced and the principal repayable (i.e. discounted obligations) and impairment losses recognized on certain financial assets and financial liabilities. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method. DCPayments also includes interest and penalties on income taxes in finance costs.

f.       Non-derivative financial instruments

          Non-derivative financial instruments are recognized when DCPayments becomes a party to the contractual provisions of the instrument (i.e. at the date they are originated). Financial assets are derecognized when the contractual rights to receive cash flows from the assets have expired or have been transferred and DCPayments has transferred substantially all risks and rewards of ownership. Any interest in transferred financial assets that is created or retained by DCPayments is recognized as a separate asset or liability. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs.

          Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, DCPayments has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

          At initial recognition, all financial instruments are classified in one of the following categories depending on the purpose for which the instruments were acquired:

Financial assets

Cash and cash equivalents

          Cash and cash equivalents includes cash in circulation and operating bank balances. Cash in circulation means the aggregate amount of vault cash (cash in ATM cassettes) plus cash inventory (cash in transit from settlement networks and from armoured car carriers). Cash and cash equivalents are measured at amortized cost which approximates fair value.

Cash in escrow

          Cash in escrow includes funds for contractual holdback amounts held by legal counsel. Cash in escrow is measured at amortized cost which approximates fair value.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Restricted cash

          DCPayments provides services related to prepaid debit and credit cards. DCPayments requires cash and security under its agreements with these customers for utilizing DCPayments funds and to activate these cards on behalf of the customers. Restricted cash is measured at amortized cost which approximates fair value.

Loans and receivables

          Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses, with interest expense recognized on an effective yield basis. Assets in this category include trade and other receivables.

Financial liabilities

          Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method. Liabilities in this category include trade and other payables, long-term debt, restricted funds liability and dividends payable. DCPayments derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Shareholders' equity

          An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Share capital

          Share capital is classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

Shares held in trust by EPSP trustee ("Trustee")

          DCPayments shares acquired by the Trustee under the Company's EPSP plan which have not been completely vested to the EPSP participants ("Participants") are classified as shares held in trust by the Trustee and are presented as a separate category of equity. Thereafter when either EPSP shares are fully vested to a Participant, the amount attributed to the Participant as a benefit upon vesting of the shares is deducted from the balance of shares held in trust by Trustee and transferred to contributed surplus.

g.       Derivative financial instruments

          The Company's activities expose it to the financial risks of changes in foreign exchange rates and interest rates.

          The use of financial derivatives is governed by the Company's policies approved by the Board of Directors, which provide principles on the use of financial derivatives consistent with the Company's risk management strategy.

          Derivative financial instruments are initially measured at fair value on the contract date and are subsequently re-measured to fair value at each reporting date with changes therein recognized in profit or loss. The Company does not apply hedge accounting to the derivative financial instruments.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

h.      Inventories

          Inventories consist primarily of ATMs, debit terminals, related spare parts and accessories held for sale, prepaid product vouchers and prepaid telecommunications as well as other prepaid products, debit and credit cards. Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on weighted average cost and includes expenditures incurred in acquiring the inventories, conversion costs and other costs incurred in bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

i.       Property and equipment

Initial recognition and measurement

          Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

          The cost of equipment includes expenditures that are directly attributable to the acquisition of the asset and direct costs of readying the asset for use. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Subsequent measurement

          The cost of replacing part of an item of equipment is recognized as part of the carrying amount of such item, if it is probable that the future economic benefits embodied within the item will flow to DCPayments and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing are recognized in the statement of operations as an expense as incurred.

Depreciation

          Depreciation is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value and is provided on a straight-line basis over the estimated useful lives of each part of an item of property and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. The estimated useful lives for the current and comparatives period are as follows:

Assets	Useful lives
ATM equipment	5 years
Leased ATM equipment	life of lease
Debit terminal equipment	5 years
Automobiles	3 years
Building	10 years
Computer hardware	3 years
Furniture and fixtures	5 years
Computer software	2 to 5 years
Leasehold improvements	Life of lease

          The residual values, useful lives and methods of depreciation are reviewed annually and adjusted if appropriate. Any changes are accounted for prospectively as a change in accounting estimate.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the item and are recognized in the statement of operations.

j.       Intangible assets

Goodwill

          Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net identifiable assets of the acquired business at the date of acquisition. Goodwill is tested at least annually for impairment and measured at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed.

Intangible assets

          Intangible assets are primarily comprised of the cost of acquiring customer contracts and relationships. In business combinations, such contracts represent contractual rights that are separable from the entity acquired and are therefore measured separately from goodwill. Valuation of such contracts is only relevant in the case of contracts acquired by DCPayments pursuant to acquisition transactions. The majority of the Company's contracts arise from customers entering into the contracts directly with the Company in the first instance and have negligible costs associated with their acquisition.

          With respect to DCPayments' contracts, ATM and debit terminal processing contracts have an initial 5-7 year term and generally include an equivalent 5-7 year term renewal provision unless the customer terminates the contract within a specified period, and include a right of first refusal ("ROFR") for any competing offer on renewal. Prepaid card program management contracts have more customized provisions and have similar contract and renewal terms and ROFR provisions to those in the ATM and debit terminal processing contracts. Financial institution contracts, covering ATM management and the processing of ATM and payment card transactions, have customized provisions and typically have 5-7 year initial terms with renegotiation of terms upon renewal.

          These intangible assets are amortized on a straight-line basis over the expected life of the contract, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

k.      Impairment

Non-financial assets

          The carrying amounts of the Company's non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated.

          The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the "cash-generating unit", or "CGU"). For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination. The identified CGUs for

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

impairment testing were determined according to the criteria under IAS 36, Impairment of Assets. The Company has determined that its CGUs for the goodwill impairment test are the Americas, Australasia and Europe which reflects the lowest level at which that goodwill is monitored for internal reporting purposes.

          The Company's corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

          An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

          An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Financial assets (including receivables)

          DCPayments assesses, at the end of each reporting period, whether there is objective evidence that financial assets carried at amortized cost are impaired. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments (i.e., loss events) are considered objective evidence of impairment. A financial asset is impaired when the loss event that had a negative effect on the estimated future cash flows of that asset can be estimated reliably.

          DCPayments considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

          In assessing collective impairment DCPayments uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management's judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

          The amount of impairment is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in profit or loss. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

l.       Deferred rent

          All tenant inducements are recorded as deferred rent and amortized against rent expense over the life of the initial term of the lease period. The current portion is included in other current liabilities.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

m.     Income tax

          Income tax expense comprises current and deferred tax. Income tax is recognized in the statement of operations except to the extent it relates to a business combination, to items recognized in foreign currency translation reserve or directly in equity.

          Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

          Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future, and for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

          A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

n.      Foreign currency

          Items included in the financial statements of each DCPayments entity are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The consolidated financial statements are presented in Canadian dollars, which is the Company's functional and presentation currency.

          Foreign currency transactions are translated into the appropriate functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations. Non-monetary assets that are measured at fair value are translated using the exchange rate at the date that the fair value was determined.

          The results and financial position of all DCPayments entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

  The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on the acquisition of a foreign entity, are translated into Canadian dollars at foreign exchange rates in effect at the statement of financial position date.

  The income and expenses of foreign operations are translated into Canadian dollars at average exchange rates unless these do not approximate the foreign exchange rates in effect at the dates

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

  of the transactions in which case income and expenses are translated at the dates of the transactions.

          Foreign exchange differences arising on the translation of the net investment in foreign entities are recognized in foreign currency translation reserve and accumulated in a separate component of equity. DCPayments treats specific intercompany loan balances, which are not intended to be repaid in the foreseeable future, as part of its net investment. Foreign exchange gains or losses on these intercompany loan balances are included in foreign currency translation reserve, net of income taxes. Foreign exchange gains or losses arising from intercompany advances that are not part of the Company's net investment are included in income.

          When a foreign operation is disposed of, the relevant amount in the cumulative amount of foreign currency translation differences is transferred to profit or loss as part of the gain or loss on disposal.

          Foreign currency gains and losses are reported on a net basis.

o.       Earnings per share

          Basic earnings per share ("EPS") is calculated by dividing profit or loss attributable to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. The denominator is adjusted for EPSP shares purchased and held by the EPSP Trustee.

          Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, and for the effects of all dilutive potential common shares.

p.      Segment reporting

          An operating segment is a component of DCPayments that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company's other components. All operating segments' operating results are reviewed regularly by the Company's CEO to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

q.      Cash flow statement

          The cash flow statement is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, equity settled share-based payments and other non-cash items, have been eliminated for the purpose of preparing this statement. Assets and liabilities acquired as part of a business combination are included in investing activities. Dividends paid to ordinary shareholders, interest paid and advances and repayments of long-term debt are included in financing activities. Long-term debt includes the senior secured facilities and unsecured senior notes (note 12(a) and 12(b)) and advances and repayments have been disclosed on a net basis.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

4.      Acquisitions

2016

First Data Acquisition

          On September 30, 2016, DCPayments acquired the ATM business and assets of First Data Resources Australia Limited and Cashcard Australia Limited (collectively "First Data"). The assets include First Data's Australian retail ATM and managed services ATM business, comprising approximately 3,500 ATMs and associated contracts in the Australian market for consideration of A$55 million, subject to customary closing purchase price adjustments (the "First Data Acquisition").

          In conjunction with the First Data Acquisition, the Company amended its credit facility (note 12(a)), entered into an additional vault cash rental agreement (note 12(d)) and a bridge loan facility agreement (note 12(c)).

          The purchase was accounted for using the acquisition method, with DCPayments being the acquirer for accounting purposes. The total purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on the respective fair values at the date of acquisition. The allocation was as follows:

	A$	Cdn$
Intangible assets	$23,900	$24,091
Working capital	12,432	12,531
Property and equipment	25,690	25,897
Deferred tax liability	(7,022)	(7,079)

Subtotal	$55,000	$55,440

Less: liabilities assumed	(4,577)	(4,614)

Total cash paid	$50,423	$50,826

          Total costs incurred in connection with the acquisition and included in acquisition-related expenses were approximately $2.5 million.

          The results of operations of First Data are included in these consolidated financial statements from October 1, 2016.

Pro-forma results

          Had the First Data Acquisition occurred on January 1, 2016, for the year ended December 31, 2016, DCPayments estimates that consolidated revenue and net income before taxes would have been increased by approximately $40.4 million and $3.6 million, respectively. The pro-forma net income is calculated after giving effect to the impact of fair value assessments and certain pro-forma adjustments including amortization of the acquired intangible assets and depreciation of property and equipment, but does not include any pro-forma interest adjustments. The pro-forma financial results are not necessarily indicative of the actual results that would have occurred had the transaction been completed on January 1, 2016, nor does it reflect the impact of any potential operating efficiencies, savings from expected synergies, or costs to integrate the operations. The pro-forma financial results are also not necessarily indicative of the future results to be expected for the consolidated operations.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Other asset aquisitions

          During 2016, DCPayments acquired certain Canadian and Australian assets of two privately held corporations engaged in ATM and Armoury services for consideration of $2.2 million, net of cash acquired, subject to customary performance holdbacks and normal course purchase adjustments.

2015

          DCPayments acquired certain Canadian, Australian and European assets of several privately held corporations engaged in ATM services for consideration of $7.9 million, net of cash acquired, subject to customary performance holdbacks and normal course purchase adjustments.

5.       Trade and other receivables

          Trade and other receivables are unsecured, non-interest bearing and are generally on 30-90 day terms. The analysis of trade and other receivables is as follows:

As at December 31:	2016	2015
Trade receivables	$6,890	$8,750
Loans receivable	554	1,250
Other receivables	5,176	2,253

	$12,620	$12,253

			Past due but not impaired
	Total	Neither past due nor impaired	31 - 60 days	61 - 90 days	91 - 120 days	>121 days
As at December 31:
2016	$12,620	$11,220	$314	$414	$276	$396
2015	$12,253	$8,525	$2,144	$307	$722	$555

          In determining the recoverability of trade and other receivables, DCPayments performs a risk analysis considering the type and age of the outstanding receivables and the credit worthiness of the counterparties.

6.      Inventories

As at December 31:	2016	2015
ATMs	$18,359	$8,149
Debit terminals	188	151
Telecommunication cards	76	49
Debit and credit cards	374	523
Parts and accessories	4,607	5,470

	$23,604	$14,342

          The amount of inventories recognized as an expense was approximately $8.4 million (2015: $9.1 million) which is recognized in cost of sales.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          DCPayments' entire inventory is pledged as security under a general security agreement with its secured lenders.

7.      Property and equipment

	ATM and debit equipment and costs	Leased property and equipment	Automobiles	Office leasehold, computer & other	Software	Total
Cost
Balance, January 1, 2015	$58,567	$1,348	$2,525	$15,457	$14,952	$92,849
Deployments and additions	11,005	569	551	3,058	964	16,147
Decommissioned and disposals	(5,729)	(13)	(89)	(12)	(22)	(5,865)
Foreign currency translation	3,315	113	99	243	338	4,108

Balance, December 31, 2015	$67,158	$2,017	$3,086	$18,746	$16,232	$107,239
Deployments and additions	12,253	238	825	4,175	2,900	20,391
Acquisitions	8,322	—	—	—	18,015	26,337
Decommissioned and disposals	(5,057)	(5)	(105)	(8)	(146)	(5,321)
Foreign currency translation	(3,485)	(176)	(176)	(660)	(1,050)	(5,547)

Balance, December 31, 2016	$79,191	$2,074	$3,630	$22,253	$35,951	$143,099

Accumulated Depreciation
Balance, January 1, 2015	$28,871	$569	$1,675	$11,232	$7,506	$49,853
Depreciation expense	13,002	201	540	2,104	2,465	18,312
Decommissioned and disposals	(2,516)	—	(15)	—	—	(2,531)
Foreign currency translation	1,700	83	77	134	252	2,246

Balance, December 31, 2015	$41,057	$853	$2,277	$13,470	$10,223	$67,880
Depreciation expense	12,925	343	542	1,765	3,744	19,319
Decommissioned and disposals	(2,442)	(1)	(105)	(6)	(92)	(2,646)
Foreign currency translation	(1,607)	(160)	(81)	(247)	(327)	(2,422)

Balance, December 31, 2016	$49,933	$1,035	$2,633	$14,982	$13,548	$82,131

Carrying amount
At December 31, 2015	$26,101	$1,164	$809	$5,276	$6,009	$39,359

At December 31, 2016	$29,258	$1,039	$997	$7,271	$22,403	$60,968

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

8.      Intangibles and goodwill

	ATM contracts	Prepaid and other contracts	Other intangibles	Total intangibles	Goodwill
Cost
Balance, January 1, 2015	$287,725	$22,559	$1,757	$312,041	$167,804
Additions	6,219	—	834	7,053	—
Derecognized	—	—	(83)	(83)	—
Foreign currency translation	12,256	—	173	12,429	6,387

Balance, December 31, 2015	$306,200	$22,559	$2,681	$331,440	$174,191
Additions	1,283	—	1,680	2,963	—
Corporate acquisitions	24,954	—	491	25,445	—
Derecognized	(1,450)	—	(94)	(1,544)	—
Foreign currency translation	(12,224)	—	(412)	(12,636)	(3,949)

Balance, December 31, 2016	$318,763	$22,559	$4,346	$345,668	$170,242

Accumulated Amortization
Balance, January 1, 2015	$174,121	$22,559	$628	$197,308	$—
Amortization expense	37,527	—	998	38,525	—
Foreign currency translation	8,051	—	85	8,136	—

Balance, December 31, 2015	$219,699	$22,559	$1,711	$243,969	$—
Amortization expense	39,208	—	473	39,681	—
Derecognized	(24)	—	—	(24)	—
Foreign currency translation	(9,608)	—	(360)	(9,968)	—

Balance, December 31, 2016	$249,279	$22,559	$1,824	$273,658	$—

Carrying amount
As at December 31, 2015	$86,501	$—	$970	$87,471	$174,191

As at December 31, 2016	$69,488	$—	$2,522	$72,010	$170,242

          The Company completed its annual goodwill impairment test as at December 31, 2016. The recoverable amounts were greater than the carrying value and no impairment was recorded. The Company estimated recoverable amounts for the Americas and Australian cash-generating units that include goodwill (see note 19). Recoverable amounts were determined on the basis of fair value less costs of disposal with reference to the implied valuation metrics of the acquisition by Cardtronics plc (see note 24).

9.      Trade and other payables

As at December 31:	2016	2015
Trade payables	$25,575	$24,015
Accrued liabilities	30,008	21,554
Other payables	2,021	2,167

	$57,604	$47,736

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          Trade payables are non-interest bearing and are normally settled on 60 day terms excluding the balances relating to legal settlement (note 23).

10.     Other current liabilities

As at December 31:	2016	2015
Income tax payable and contingent tax liabilities	$301	$1,467
Dividends payable	2,104	2,104
Other payables	1,545	989

	$3,950	$4,560

11.     Other liabilities

As at December 31:	2016	2015
Fair value of interest rate swaps	$2,430	$2,328
Other payables	1,417	995

	$3,847	$3,323

12.     Long-term debt

          As at December 31, 2016, the Company's long-term debt consisted of the following (see note 24):

	Note	Principal	December 31, 2016	December 31, 2015
Revolving credit facility, due July 23, 2018	12(a)	$74.9m Cdn	$74,939	$70,838
	12(a)	$17.0m Cdn	17,000	—
	12(a)	A$8.1m	7,860	4,434
Reducing revolving credit facility	12(a)		—	19,140
Unsecured senior notes, due August 8, 2019	12(b)	$125.0m Cdn	125,000	125,000
Bridge loan facility	12(c)	$70.0m Cdn	70,000	—
Minimum finance lease payments		£0.0m GBP	—	120
Minimum finance lease payments, due 2017 - 2018		$0.6m Cdn	574	654

Total			$295,373	$220,186
Less: interest on finance leases			—	(4)
Unamortized transaction costs			(4,029)	(3,222)

			$291,344	$216,960
Current portion of long-term debt			(6,108)	(9,081)

Long-term debt			$285,236	$207,879

a.       Senior secured facilities

          In order to fund acquisition opportunities and operate the business, DCPayments had established a credit facility with a syndicate of lenders (the "Syndicate"). On September 30, 2016 DCPayments executed an amendment to the facility.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          Under the amended credit facility, DCPayments is subject to certain financial covenants as follows (terms as defined in the credit facility): (i) Senior Secured Debt Leverage must be less than or equal to 2.0 times Adjusted EBITDA; (ii) Total Debt Leverage must be less than or equal to 4.0 times Adjusted EBITDA beginning September 30, 2016 up to and including June 30, 2017; 3.5 times Adjusted EBITDA for the period beginning on July 1, 2017 and thereafter; and (iii) the ratio of Adjusted EBITDA less unfunded capital expenditures, dividends and cash taxes to interest expense and scheduled principal payments on funded debt (the "Fixed Charge Coverage Ratio") must be greater than or equal to 1.35 times Adjusted EBITDA. Debt as defined includes amounts outstanding under letters of credit and is reduced by certain cash and cash equivalents. Adjusted EBITDA, as defined, is adjusted for pro-forma adjustments related to business acquisitions that occur during the relevant calculation period and certain other non-cash charges. Amounts drawn and expenses paid on the Company's vault cash rental agreements (note 12(d)) are not considered debt, and therefore are not applicable in making the foregoing calculations. As at December 31, 2016, DCPayments was in compliance with all applicable covenants and ratios under the facility.

          Until such time as the Total Debt Leverage ratio is less than or equal to 2.75, as calculated on an annual basis, the Company is required to repay outstanding advances to the extent of 50% of excess cash flow (as defined in the credit facility) for the previous year. Such repayment, if required, is due within 120 days of the Company's year end. For the year ended December 31, 2016, there was an estimated $5.7 million repayment due under this provision and this amount has been included in the current portion of long-term debt (December 31, 2015 — $6.7 million).

          The interest rate applicable to amounts borrowed under the credit facility is based on the Prime, LIBOR or BA rates in Canada (BBSY rate in Australia) plus an applicable margin, adjusted quarterly based on the Total Debt Leverage ratio for the preceding quarter. Additionally, DCPayments is required to pay a commitment fee on the unused portion of the revolving facility.

          Substantially all of the Company's assets, including the shares of its material subsidiaries (as defined in the credit facility) and partnership interests are pledged to secure borrowings made under the senior facilities.

Revolving facility

          The amended facility dated September 30, 2016 includes: (i) Facility A: a Cdn$110 million (including a Cdn$20 million Pounds Sterling Tranche commitment) revolving credit facility; (ii) Facility B: a Cdn$20 million revolving credit facility; and (iii) Facility C: an A$15 million revolving credit facility; all maturing July 23, 2018. As at December 31, 2016, Cdn $99.8 million was outstanding (December 31, 2015 — Cdn $94.4 million).

          The A$20 million reducing revolving credit facility (reducing approximately A$0.5 million per quarter) available for general corporate purposes was paid down in full and retired as at September 30, 2016. The Company has posted letters of credit totalling approximately $0.6 million (A$ 0.6 million) in connection with third-party contracts in Canada and Australia (December 31, 2015 — $2.0 million; US$1.0 million and A$0.6 million). These letters of credit reduce the Company's borrowing capacity under the revolving facility.

          The average interest rate on the Company's revolving facilities for the year ended December 31, 2016 was 4.93% on the Canadian facilities and 4.67% on the Australian dollar denominated facilities (December 31, 2015 — 4.70% and 4.79%, respectively).

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

b.       Unsecured senior notes

          DCPayments had $125 million aggregate principal amount of seven year unsecured senior notes (the "Notes") outstanding, maturing on August 8, 2019. The Notes are direct senior unsecured obligations ranking pari passu with all other present and future senior unsecured indebtedness of DCPayments and bear interest at 8.125% per annum, payable semi-annually on February 8th and August 8th. The Notes contain no maintenance covenants. Pursuant to the terms of the indenture, the Company is limited on the amount of restricted payments, including dividends, which it can make, such restrictions being generally governed by a fixed charge coverage incurrence test and an overall restricted payments basket. The Notes are guaranteed by all of the Company's material subsidiaries and partnerships.

c.       Bridge loan facility

          On September 30, 2016, DCPayments executed an agreement for a $70 million non-revolving bridge loan facility to fund the First Data Acquisition (note 4), pay fees and expenses incurred in connection with the First Data Acquisition and to fund necessary upgrades and expenses related to the First Data Acquisition. The costs incurred in connection with the bridge loan facility were $1.8 million which were deferred and will be amortized over the term of the bridge loan facility using the effective interest method. If the initial bridge advances have not been converted to Extended Term Loans (as defined in the bridge loan facility agreement) on or prior to September 30, 2017, all outstanding Initial Bridge Advances shall be automatically converted into Extended Term Loans with a maturity date of September 30, 2022. The interest rate has been initially set at a rate per annum equal to the prime rate plus margin (the "Prime Rate" as defined in the bridge loan facility agreement).

d.      Vault cash rental agreements

          DCPayments has vault cash rental agreements with large financial institutions for the supply of cash to ATMs owned by the Company in Canada, Australia and the United Kingdom. Under these agreements, cash is owned by the vault cash provider who contracts directly with or authorizes the Company, as agent, to contract with transaction acquirers, settlement agents and armoured car carriers. DCPayments does not have an ownership claim over the vault cash which is loaded into ATMs.

          In August 2015 DCPayments amended its existing vault cash rental facility agreement in Canada. The facility limit increased from $100 million to $150 million. The agreement may be terminated by the provider or the Company with 180 days' notice and expires November 1, 2018 with up to three one year renewal terms. The rental fee payable is based on the Canadian chartered bank's prime rate less a margin.

          Under the agreements, DCPayments pays a fee to the vault cash provider which is calculated using the total amount of vault cash in circulation at any given time and the number of notes supplied by the vault cash provider from time to time. Additionally, under the Australian agreement, the Company pays a fee for access to the available vault cash.

          In Australia, the Company had access to up to A$250 million in vault cash with a member of the Syndicate. The agreement expired April 30, 2016 and was extended by the provider for 90 business days to allow the Company to arrange a replacement bailment provider. In August 2016, DCPayments extended its existing vault cash rental agreement in Australia for eighteen months through to the end of December 2017. On September 30, 2016, the Company signed another vault cash rental agreement with another large Australian financial institution provider with a A$180 million limit for a term of 18 months after September 30, 2016 to fund the vault cash usage of the ATMs acquired through the First Data

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Acquisition (note 4). The rental fee is based on the BBSY rate plus a margin and the facility fee is on a fixed rate basis.

          In the United Kingdom the vault cash rental agreement was amended on March 1, 2015 to accommodate an ATM management contract. Under the amended agreement, the Company has access to up to approximately £60 million in vault cash, which may be increased at the discretion of the provider for high volume months. The amended agreement expires December 31, 2016 but continues thereafter unless terminated by either party with 6 months' notice. The rental fee is based on the Bank of England base rate plus a margin.

          The settlement of the cash asset and corresponding liability is through regulated clearing systems and as such a right of set-off exists. As a result of the above factors, such cash and the related obligations are not reflected in the consolidated financial statements. The amounts in circulation under these facilities was approximately $547 million and $418 million as of December 31, 2016 and December 31, 2015, respectively. Amounts in local currency are as follows:

As at December 31:	2016	2015
Americas — Canadian dollars	$119,438	$114,993
Australasia — Australian dollars	$324,977	$158,880
Europe — GBP	£67,946	£70,147

e.       Finance costs

Year ended December 31:	2016	2015
Unsecured senior notes	$10,156	$10,156
Term facility	—	1,513
Bridge loan	1,656	—
Revolving facility	4,652	2,905
Amortization of transaction costs	943	2,929
Realized loss on interest rate swaps	1,375	922
Unrealized loss on interest rate swaps	151	490
Debt carrying costs	282	578
Other	944	54

	$20,159	$19,547

          Debt carrying costs include primarily the commitment fee payable by the Company on the unused portion of the revolving facility. Other finance costs include interest and penalties paid or accrued on current and contingent tax obligations.

13.     Income tax expense (recovery)

          The major components of income tax recovery for the years ended is as follows:

Year ended December 31:	2016	2015
Current income tax expense	$2,365	$1,174
Deferred income tax recovery	(14,467)	(13,505)

	$(12,102)	$(12,331)

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          Income tax expense (recovery) by jurisdiction is as follows:

Year ended December 31:	2015	2015
Americas	$(696)	$(2,169)
Australasia	(11,427)	(9,941)
Europe	21	(221)

          Income tax recovery of approximately $0.6 million for the year ended December 31, 2016 (December 31, 2015: recovery of $1.3 million) has been included in the foreign currency translation reserve.

          A reconciliation of tax expense calculated based on the loss before taxes at the statutory tax rate to the actual provision for income taxes is as follows:

Year ended December 31:	2016	2015
Net loss before income tax	$(33,025)	$(19,600)
Combined federal and provincial tax rate	27.0%	26.0%

Expected income tax expense (recovery)	(8,917)	(5,096)
Effect of tax rates in foreign jurisdictions	(3,773)	(3,860)
Adjustments to tax expense related to prior periods	136	269
Recognition of previously unrecognized losses	(159)	(160)
Valuation allowance	35	—
Tax recovery during the year	—	(4,058)
Attributable income for tax purposes, net of non-deductible expenses	669	574
Other exchange and valuation adjustments	(93)	—

	$(12,102)	$(12,331)

          The tax rates used in the reconciliation above are the combined federal and provincial rates payable by DCPayments in Canada. The increase in the tax rate in 2016 is due to the Alberta corporate tax rate increasing from 10% to 12% effective July 1, 2015.

Deferred taxes

          Deferred tax assets and liabilities are attributable to the following temporary differences:

Year ended December 31, 2016	Opening balance	Acquired in business combination	Recognized in profit or loss	Recognized in other comprehensive income or loss	Closing balance
Deferred tax asset
Property, equipment and intangibles	$(1,789)	$—	$2,564	$(64)	$711
Losses carried forward	10,439		1,040	—	11,479
Financing and share issue costs	182	—	(687)	—	(505)
Other	401	—	(129)	(87)	185

	$9,233	$—	$2,788	$(151)	$11,870

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Year ended December 31, 2016	Opening balance	Acquired in business combination	Recognized in profit or loss	Recognized in other comprehensive income or loss	Closing balance
Deferred tax liability
Property, equipment and intangibles	$(16,670)	$(7,079)	$10,538	$780	$(12,431)
Provisions	115	—	(115)	—	—
Other	1,339	—	1,256	(64)	2,531

	$(15,216)	$(7,079)	$11,679	$716	$(9,900)

Year ended December 31, 2015	Opening balance	Acquired in business combination	Recognized in profit or loss	Recognized in other comprehensive income or loss	Closing balance
Deferred tax asset
Property, equipment and intangibles	$(2,726)	$—	$930	$7	$(1,789)
Losses carried forward	7,972	—	2,467	—	10,439
Financing and share issue costs	344	—	(162)	—	182
Other	(503)	—	912	(8)	401

	$5,087	$—	$4,147	$(1)	$9,233

Year ended December 31, 2015	Opening balance	Acquired in business combination	Recognized in profit or loss	Recognized in other comprehensive income or loss	Closing balance
Deferred tax liability
Property, equipment and
intangibles	$(24,837)	$—	$9,301	$(1,134)	$(16,670)
Provisions	115	—	—	—	115
Other	1,208	—	57	74	1,339

	$(23,514)	$—	$9,358	$(1,060)	$(15,216)

Tax loss carry forward

          As at December 31, 2016, the Company has net operating losses carried forward of approximately $44.0 million (2015: $39.0 million), which begin to expire after 2027.

14.     Share capital

a.       Authorized shares

          DCPayments is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares (issuable in series). As at December 31, 2016, only common shares have been issued.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

b.       Issued and fully paid shares

	Number of shares	Amount
Balance, December 31, 2016 and 2015	17,534,279	$271,202

          The Company has 17,534,279 common shares outstanding as of December 31, 2016 and 2015. During the year ended December 31, 2016, DCPayments did not purchase any shares (2015 — 55,000) through a Normal Course Issuer Bid ("NCIB"). The NCIB expired on August 3, 2016. The Company was authorized to purchase up to 879,464 common shares, representing approximately 5% of the currently issued and outstanding common shares.

Shares held in trust by EPSP Trustee

          The cumulative balance of shares held in trust by EPSP Trustee comprises the cost of common shares held by the Trustee under the employee profit sharing plan ("EPSP") that have not become vested to the participants.

As at December 31:	2016	2015
Balance, January 1	$1,926	$2,320
EPSP vested	(778)	(1,133)
Shares purchased and held by Trustee — EPSP	711	739

	$1,859	$1,926

Number of shares held by EPSP Trustee	131,050	111,734

c.       Weighted average shares outstanding

Year ended December 31:	2016	2015
Issued common shares	17,534,279	17,589,279
Common share buyback under NCIB	—	(14,462)
Effect of EPSP shares held in trust by Trustee	(133,083)	(118,854)

Weighted average number of shares (basic)	17,401,196	17,455,963

Weighted average number of shares (diluted)	17,401,196	17,455,963

15.     Dividends declared

          The following dividends were declared by DCPayments during the periods indicated.

Year ended December 31:	2016	2015
12.0 cents monthly per qualifying common share	$25,249	$25,304

          DCPayments' policy is to pay dividends on or about the last day of each month to shareholders of record on the last business day of the preceding month. As a result, the December 2016 and 2015 dividends of approximately $2.1 million and $2.1 million, respectively, were declared and paid subsequent to the year end.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

16.     Contributed surplus

          The contributed surplus reserve is used to recognize the fair value of EPSP grants to employees, including key management personnel, as part of their remuneration. When shares held in trust for plan beneficiaries subsequently vest and are released by the EPSP trustee to the plan beneficiaries, contributed surplus is transferred back to share capital.

Year ended December 31:	2016	2015
Balance, January 1	$1,988	$2,314
EPSP vested	(778)	(1,133)
EPSP expense recognized	1,396	807

Balance, December 31	$2,606	$1,988

Share-based compensation expense

Employee profit sharing plan ("EPSP")

          Under the terms of the EPSP, over the course of a fiscal year and within 120 days after the end of a fiscal year, DCPayments may make cash contributions to the trustee as defined under the "EPSP Agreement". The amounts paid to the trustee are authorized by the Board of Directors, as are the determination of the eligible employees and Directors ("Participants") who will participate in the EPSP and the amounts granted to each Participant. The trustee purchases shares of the Company and allocates the shares so purchased to the Participants within 120 days following the end of the fiscal year.

          EPSP shares awarded to Participants vest in three increments, with the first third vesting immediately and the other two increments on April 15 of the next two fiscal years. Within 120 days after the end of the fiscal year to which a grant relates, DCPayments makes an additional cash contribution to tax authorities in respect of tax on behalf of the Participant. The amount of the additional cash contribution is equal to 33% of the original contribution amount.

          Unvested shares of those that are no longer employed are sold in the open market and the proceeds credited to the EPSP expense, or reallocated to remaining Participants.

          The total share based compensation expensed during the year was $1.4 million (2015 — $0.8 million) and was included in personnel expenses.

          Pursuant to the terms of the Plan, additional compensation expense of $nil million (2015 — $0.2 million) was recognized related to non-share based benefits.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

17.     Related party transactions

          The financial statements include the financial statements of DCPayments and the subsidiaries listed in the following table:

		% equity interest
	Country of Incorporation:
Name:		2016	2015
DirectCash Management Inc.	Canada	100%	100%
DirectCash Canada Limited Partnership	Canada	100%	100%
DirectCash ATM Processing Partnership	Canada	100%	100%
DirectCash ATM Management Partnership	Canada	100%	100%
DirectCash Armoured Car Inc.	Canada	100%	100%
DirectCash USA, Inc.	USA	100%	100%
DC Payments Mexico S.A. de C.V.	Mexico	100%	100%
DSM Services S.A. de C.V.	Mexico	100%	100%
DirectCash Management Australia Pty Ltd.	Australia	100%	100%
DirectCash Payments Australia Pty Ltd.	Australia	100%	100%
DCP Holdings Australia Pty Ltd.	Australia	100%	100%
DC Payments Pty Ltd.	Australia	100%	100%
Processing Services Australia Pty Ltd.	Australia	100%	100%
Firstpoint Payments Pty Ltd.	Australia	100%	100%
Customers ATM Pty Ltd.	Australia	100%	100%
Customers Operations Pty Ltd.	Australia	100%	100%
DC Payments Australasia Pty Ltd.	Australia	100%	100%
Ezeatm Services Pty Ltd.	Australia	100%	100%
DC Payments Prepaid Pty Ltd.	Australia	100%	100%
Customers New Zealand Ltd.	New Zealand	100%	100%
DC Payments NZ Limited	New Zealand	100%	100%
DirectCash Management UK Limited	United Kingdom	100%	100%
InfoCash Holdings Ltd.	United Kingdom	100%	100%
DC Payments UK Limited	United Kingdom	100%	100%

DirectCash Bank

          DCPayments is party to various service and marketing agreements with DirectCash Bank ("DC Bank"), in which DCPayments provides transaction processing and technology services to DC Bank and DC Bank provides services and products to DCPayments or its customers for a fee. All contracts are negotiated at market terms and rates. DC Bank is indirectly owned by two of the original principals of DCPayments, who were significant shareholders in the Company. One of DC Bank's significant shareholders (indirectly through a holding corporation) was also DCPayments' President and CEO. Any transactions between DCPayments and DC Bank were approved by independent directors.

          During the year ended December 31, 2016, DCPayments paid approximately $1.7 million (2015: $1.6 million) of fees to DC Bank associated with various agreements with DC Bank. The related party balance payable to DC Bank and included in current liabilities at December 31, 2016 was approximately $0.2 million (December 31, 2015: $0.7 million).

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          On May 13, 2014, DCPayments entered into an agreement to acquire DC Bank, a Schedule 1 Canadian chartered bank with the shareholders of DC Bank. This agreement was terminated in October 2016.

Key Management Remuneration

          Key management personnel receive compensation primarily in the form of short-term employee benefits and share-based payment awards (see note 16). During the year, DCPayments paid key management remuneration of approximately $7.3 million (2015: $4.2 million) including total salary and bonus of $6.5 million (2015: $3.4 million) and share-based payments of $0.8 million (2015: $0.8 million).

18.     Financial instruments and risk management

          The Company's financial instruments include its cash and cash equivalents, cash in escrow, restricted funds, trade and other receivables, interest rate swaps, foreign exchange contracts, trade and other payables, other liabilities and long-term debt.

Fair value measurements for financial instruments

          The fair values of financial instruments are determined with respect to a hierarchy that prioritizes the input to fair value measurement. The three levels of the fair value hierarchy based on the reliability of inputs are as follows:

  •
  Level 1 — inputs are unadjusted quoted prices of identical instruments in active markets.

  •
  Level 2 — inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 — inputs used in a valuation technique are not based on observable market data in determining fair values of these instruments.

          In the absence of an active market, the Company determines fair value by using valuation techniques that refer to observable market data or estimated market process. Fair values are inherently judgmental, thus the estimated fair values do not necessarily reflect amounts that would be received or paid in the case of immediate settlement of these instruments. The use of different estimations, methodologies and assumptions could have a material effect on the estimated fair value amounts.

          The carrying value of cash and cash equivalents, cash in escrow, restricted funds, trade and other receivables, trade and other payables and other liabilities approximate their fair values due to the relatively short-term nature of these balances.

          The following table shows the detail of cash and cash equivalents items by currency:

As at December 31, 2016	CDN	AUD	GBP	Other(1)	Total
Cash in circulation
Cash inventory	$536	—	—	$1,352	$1,888
Vault cash	2,984	1,956	119	3,660	8,719
Other
Operating cash	2,693	9,890	2,483	2,106	17,172

Total cash and cash equivalents	$6,213	$11,846	$2,602	$7,118	$27,779

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

As at December 31, 2015	CDN	AUD	GBP	Other(1)	Total
Cash in circulation
Cash inventory	$351	$—	$—	$1,113	$1,464
Vault cash	4,139	71	150	5,030	9,390
Other
Operating cash (bank overdraft)	4,584	1,986	2,062	1,370	10,002

Total cash and cash equivalents	$9,074	$2,057	$2,212	$7,513	$20,856

(1)
Includes cash and cash equivalents held in US Dollars, Mexican Peso and New Zealand Dollars.

          The carrying amount of long-term debt relates to borrowings under the Company's credit facility, unsecured senior notes and obligations under finance leases. The carrying amount of borrowings under the credit facility approximates fair value since borrowings are subject to short-term floating interest rates and the spread is consistent with the Company's current credit spreads. As at December 31, 2016, the fair value of the Company's unsecured senior notes was approximately $130.4 million (December 31, 2015 — $126.3 million) based on best available estimated quoted price. The fair value of the obligations under finance leases is determined by estimating future cash flows on a borrowing by borrowing basis, and discounting these future cash flows using the effective interest rate.

          The following table shows the comparison of the carrying and fair values of the Company's other financial instruments:

		December 31, 2016		December 31, 2015
	Level	Carrying value	Fair value	Carrying value	Fair value
Interest rate swaps, liability(1)	2	$2,430	$2,430	$2,328	$2,328
Long-term debt(2)	2	$295,373	$300,842	$220,182	$221,432

(1)
Included in other non-current liabilities and the unrealized loss is reported in finance costs.

(2)
Includes the current and long-term portions of long-term debt before unamortized transaction costs.

Risk exposures

          The Company is exposed to certain risks relating to its ongoing business operations. DCPayments' overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

Foreign currency risk

          DCPayments is exposed to foreign currency fluctuations primarily as a result of its investments in Australia, the United Kingdom, Mexico and New Zealand. The Company also had outstanding revolving and reducing revolving facilities denominated in Australian dollars and owns cash in circulation in New Zealand dollars and in Mexico denominated both in Peso and US dollars. The Company enters into foreign exchange contracts to hedge its exposure to the foreign currency risks in addition to utilizing the Australian dollar denominated debt as a natural hedge. The following table summarizes the change

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

in the exchange rates which significantly impacted the Company's financial results for the periods presented:

Australian dollar	2016	2015
Opening rate, January 1	1.0083	0.9479
Closing rate, December 31	0.9707	1.0083
Average rate — year ended December 31	0.9854	0.9605

UK Pound Sterling	2016	2015
Opening rate, January 1	2.0407	1.8071
Closing rate, December 31	1.6564	2.0407
Average rate — year ended December 31	1.7963	1.9542

          The Company entered into two Australian dollar foreign exchange contracts on February 19, 2016 that expired on December 30, 2016. The two contracts were at a fixed rate of A$0.98 and A$0.99 each at A$12.5 million for a total Australian hedge of A$25 million.

          A $0.01 change in the exchange rate between the Canadian and Australian dollar would have resulted in changes in net income (loss) before income taxes, foreign currency translation reserve and long-term debt (including current portion) of $0.1 million, $0.7 million and $0.1 million, respectively (2015 — $0.1 million, $2.0 million and $0.2 million, respectively).

          The following tables disclose the Company's realized and unrealized gains and losses, primarily attributed to Australian dollar transactions, for the periods indicated:

Year ended December 31:	2016	2015
Realized loss (gain):
Australian dollar currency contracts	$—	$(427)
Repayment of debt denominated in Australia dollars(1)	957	(1,126)
Other foreign currency assets and liabilities	(343)	(384)

	$614	$(1,937)

Year ended December 31:	2016	2015
Unrealized loss (gain):
Australian dollar currency contracts	$(71)	$719
Debt denominated in Australia dollars(1)	(815)	3,992
Other foreign currency assets and liabilities	60	117

	$(826)	$4,828

(1)
Includes foreign exchange on both the term loan and revolving credit facility (note 12) and on intercompany balances between the Company and its Australian subsidiary which are designated as short term in nature and translated through net loss.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Interest rate risk

          Interest rate risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

          DCPayments is exposed to interest rate risk on its credit facility which is subject to variable interest rate provisions. The Company has not entered into interest rate swaps or other financial arrangements that mitigate the exposure to interest rate fluctuations on this facility.

          The Company is also exposed to interest rate risk on its vault cash rental facilities. As at December 31, 2016 the Company held three interest rate swaps (2015 — two interest rate swaps) to mitigate the risk on its Australian dollar denominated vault cash rental facilities:

		As at December 31, 2016
Maturity Date	Current face value ($A)	Fixed rate	Liability
February 27, 2018	$50,000	2.75%	$(551)
September 28, 2018	50,000	3.20%	(1,120)
February 28, 2019	35,000	2.98%	(759)

Total	$135,000		$(2,430)

          As at December 31, 2016, the fair value of the Company's interest rate swaps was a liability of approximately $2.4 million (December 31, 2015 — liability of $2.3 million). The fair value of the interest rate swaps is based on pricing models where the inputs include forward curves, volatility estimates and discount rates (level 2 inputs).

          For the year ended December 31, 2016, if underlying market interest rates had increased/decreased by 1% with all other variables held constant, net loss before income taxes would have been approximately $1.7 million higher/lower for finance costs and vault cash rental costs (2015: $0.9 million higher/lower).

Credit risk

          Credit risk is the risk of an unexpected loss if a counterparty fails to meet its contractual obligations. The carrying amount of the financial assets represents the maximum credit exposure.

          Credit exposures can arise, normally for a short period of time as the Company depends on its customers to pay for products and services. DCPayments' contracts typically provide for the ability to settle ATM and point of sale transactions directly to the benefit of the Company, which substantially reduces the credit risk of trade and loans receivable. As at December 31, 2016, the total provision for uncollectible amounts was $1.8 million and the Company had $0.7 million in outstanding trade receivables over 90 days that it considers not be impaired (2015 — $1.0 million and $1.3 million, respectively).

          DCPayments typically also has the contracted ability to require funds to be paid by the customer in advance of funding a prepaid card in the prepaid products line of business. DCPayments is potentially exposed to credit risk on its restricted funds. The Company limits its exposure to credit risk by holding liquid securities with a regulated financial institution. Given the current standing of the regulated financial institution, the Company believes that the risk of default on these deposit obligations to be minimal.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

          Cash consists of bank balances placed primarily with financial institutions with strong investment grade ratings which management believes the risk of loss to be remote. Any foreign currency or interest rate derivatives entered into are with major financial institutions in Canada, Mexico, Australia, New Zealand as well as the United Kingdom.

Liquidity risk

          DCPayments may be exposed to liquidity risk if it is unable to collect its trade receivables balances on a timely basis, which in turn could impact the ability to meet commitments under its long-term debt agreements. The Company's policy is to maintain a conservative debt to total capitalization structure, maintain a diverse clientele of well-established and well financed entities, and to maintain sufficient capacity within its revolving credit facilities to meet immediate liquidity requirements. The following table shows the maturities of the Company's financial liabilities:

As at December 31, 2016	Total	Within 1 year	2-5 years
Trade and other payables	$57,604	$57,604	$—
Long-term debt and interest obligations(1)	151,407	6,094	145,313
Bridge loan facility	70,000	—	70,000
Other current liabilities	3,950	3,950	—
Other long-term liabilities	1,417	—	1,417
Interest rate swaps	2,430	—	2,430
Revolving credit facility(2)	99,799	—	99,799

(1)
Includes future interest obligations calculated based on the interest rates in effect on December 31, 2016 but excludes finance lease payments.

(2)
Includes revolving credit facility excluding future interest obligations.

          As at December 31, 2016, DCPayments has an outstanding purchase order commitment of USD $5.8 million (2015 — no outstanding commitment) for the purchase of ATM's and ATM parts inventory.

19.     Segment reporting

          The Company's operations are segmented into the Americas (Canada and Mexico), Australasia (Australia and New Zealand) and Europe. Performance is measured based on revenues and gross profit.

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Cost of sales includes the costs of recurring services and products. Revenues and gross profits by geographic segment are as follows:

Revenue and gross profit

Year ended December 31, 2016	Americas	Australasia	Europe	Total
Revenue
ATM	$77,159	$133,402	$47,759	$258,320
Other Services	41,153	114	—	41,267

Revenue from external customers	118,312	133,516	47,759	299,587

Cost of sales
ATM	40,602	79,728	32,466	152,796
Other Services	15,888	1	5	15,894

Total cost of sales	56,490	79,729	32,471	168,690

Gross profit
ATM	36,557	53,674	15,293	105,524
Other Services	25,265	113	(5)	25,373

Total gross profit	$61,822	$53,787	$15,288	$130,897

Year ended December 31, 2015	Americas	Australasia	Europe	Total
Revenue
ATM	$73,507	$119,941	$47,430	$240,878
Other Services	42,835	—	—	42,835

Revenue from external customers	116,342	119,941	47,430	283,713

Cost of sales
ATM	37,959	62,539	30,142	130,640
Other Services	17,106	—	—	17,106

Total cost of sales	55,065	62,539	30,142	147,746

Gross profit
ATM	35,548	57,402	17,288	110,238
Other Services	25,729	—	—	25,729

Total gross profit	$61,277	$57,402	$17,288	$135,967

Depreciation and amortization expense

	Americas	Australasia	Europe	Total
Year ended December 31, 2016	$11,148	$44,982	$2,870	$59,000
Year ended December 31, 2015	$10,598	$39,459	$6,780	$56,837

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Vault cash rental costs

	Americas	Australasia	Europe	Total
Year ended December 31, 2016	$2,663	$6,749	$2,302	$11,714
Year ended December 31, 2015	$2,219	$5,564	$2,223	$10,006

Assets and liabilities

As at December 31, 2016	Americas	Australasia	Europe	Total
Non-current assets, excluding goodwill	$49,003	$90,487	$7,856	$147,346
Goodwill	68,285	101,957	—	170,242
Total assets	142,295	231,125	12,879	386,299
Total liabilities, excluding corporate liabilities	29,433	41,623	6,239	77,295
Corporate liabilities (long-term debt)	—	—	—	290,770

As at December 31, 2015	Americas	Australasia	Europe	Total
Non-current assets, excluding goodwill	$51,455	$78,322	$6,578	$136,355
Goodwill	68,285	105,906	—	174,191
Total assets	149,094	203,161	12,319	364,574
Total liabilities, excluding corporate liabilities	31,560	35,047	7,315	73,922
Corporate liabilities (long-term debt)	—	—	—	216,190

          Within both the ATM and Other Services operating segments, DCPayments has major customers. As at December 31, 2016 and 2015, DCPayments had no customer that accounted for greater than 10% of the Company's consolidated revenue.

Reconciliation of segment gross profit to loss before taxes

Year ended December 31:	2016	2015
Gross profit	$130,897	$135,967
Personnel expenses	(40,925)	(37,190)
Other expenses	(24,032)	(21,611)
Vault cash rental costs	(11,714)	(10,006)
Realized (loss) gain on foreign exchange	(614)	1,937

Adjusted EBITDA	53,612	69,097
Acquisition-related expenses	(8,304)	—
Other loss	—	(7,485)
Depreciation of property and equipment	(19,319)	(18,312)
Amortization of intangible assets	(39,681)	(38,525)
Finance costs	(20,159)	(19,547)
Unrealized gain (loss) on foreign exchange	826	(4,828)

Net loss before income taxes	$(33,025)	$(19,600)

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Other loss

          On September 21, 2015 the Company executed a settlement agreement for all class action lawsuits ("Settlement Agreement") which had been filed against the Company where the Company had been named or was a party to four class action lawsuits related to the business of the Cash Store Financial Services Inc. and its affiliates ("CashStore"). In addition to settling the class action law suits that had been filed, DCPayments also secured a release from claims that may arise as a result of the relationship with CashStore. The settlement amount was $14.5 million, of which the Company agreed to release $7.0 million of cash security it had been holding from CashStore and paid an additional $7.5 million (collectively the "Settlement Funds").

          In June and November, 2015 the Company received from the Australia Tax Office ("ATO") confirmation of the entitlement to claim reduced input tax credits for GST included in the rebates for Eze ATM paid to certain merchants related to periods prior to the acquisition of Eze in October 2014. The Company's claim was assessed by the ATO and received by the Company. As a result, the Company recorded an approximate $1.4 million GST recovery in other loss.

20.    Capital management

          The Company's objective is to maintain a strong capital base so as to maintain investor, creditor and market confidence as to sustainability and future development of the DCPayments' businesses. The Company defines capital as Shareholders' equity plus long-term debt.

          DCPayments' Board of Directors does not establish quantitative return on capital criteria for management; but rather promotes year over year sustainable growth of earnings and cash flows. The Company's Board of Directors also reviewed on a quarterly basis the level of dividends paid to Shareholders. There were no changes to the Company's approach to capital management during the period.

          DCPayments is not subject to externally imposed capital requirements, other than those associated with the Company's lending covenants (see notes 12 and 24).

21.     Supplementary cash flow information

Changes in non-cash working capital (operating and investing):

Year ended December 31:	2016	2015
Trade and other receivables	$4,324	$3,097
Inventories	(339)	(4,115)
Prepaid expenses	404	(1,062)
Trade and other payables	7,449	2,213
Other	(135)	641

	$11,703	$774

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

Interest paid:

Year ended December 31:	2016	2015
Unsecured senior notes	$10,156	$10,156
Term facility	—	1,734
Bridge loan	1,656	—
Revolving facility	4,667	2,686
Other	2,547	2,085

	$19,026	$16,661

22.    Operating lease arrangements

          Operating leases relate to the lease of office and warehouse space and other equipment with terms ranging from 1 to 15 years. Certain of the leases entitle the Company to renew the lease at the end of its lease term at then current market rates. The Company does not have any material purchase options within its operating lease arrangements.

          Payments recognized as expense:

Year ended December 31:	2016	2015
Cost of sales	$—	$150
Other expenses	3,026	3,162

Total minimum lease payments recognized	$3,026	$3,312

          Non-cancellable operating lease commitments:

As at December 31:	2016	2015
No later than 1 year	$1,935	$1,937
Later than 1 but no later than 5 years	7,971	7,059
Later than 5 years	8,090	11,312

Total minimum lease payments under operating lease	$17,996	$20,308

23.    Legal matters

          Given the nature of DCPayments' business, DCPayments has entered into a large number of contracts. Given the number of contracts, there is a small (but constant) amount of litigation where DCPayments is required to enforce its contractual rights to ensure revenue continuity. Also, in rare cases it faces litigation where competitors, customers, distributors, sales agents, employees or others have issued statements of claim or counter claims alleging some sort of breach in relation to DCPayments' agreements with them. It is a necessary part of DCPayments' business to enforce its contracts and defend these claims. However, none of these lawsuits are material in amount.

24.    Subsequent events

          On October 3, 2016, Cardtronics plc ("Cardtronics") and the Company announced a definitive agreement under which Cardtronics would acquire DCPayments. The purchase price of $19.00 per share includes the assets of First Data's retail ATM and managed services ATM business in Australia acquired

Notes to the Consolidated Financial Statements — (Continued)
For the years ended December 31, 2016 and 2015
(Tabular amounts in thousands of Canadian dollars, except as noted)

by DCPayments on September 30, 2016 (note 4). The acquisition by Cardtronics closed on January 6, 2017 having been approved at a special meeting of shareholders on December 2, 2016. Acquisition related expenses totaled $5.8 million in 2016.

          The Common Shares were delisted from the Toronto Stock Exchange effective as of the close of trading on January 9, 2017.

          Pursuant to the Arrangement, Cardtronics acquired 17,534,279 common shares of DCPayments (the "Common Shares"), being all of the issued and outstanding Common Shares, including the shares issued pursuant to the EPSP, for cash consideration of $19.00 per Common Share (totaling $333.2 million) and subsequently amalgamated with DirectCash to continue as "DirectCash Payments ULC". In addition to acquiring all the outstanding common shares of DCPayments, Cardtronics repaid all of DCPayments' third party indebtedness including a redemption of all of its issued and outstanding 8.125% Notes due August 8, 2019, having an aggregate principal amount of $125 million, for the aggregate redemption price of $130.1 million (being $1,040.63 for each $1,000.00 principal amount of Notes outstanding) plus all accrued and unpaid interest of $4.2 million.

          Due to the change of control that occurred subsequent to December 31, 2016, a significant portion of the deferred tax assets may be restricted from use, and as a result, these assets may not be recorded under the new ownership structure.

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  Exhibit 99.2
INDEPENDENT AUDITORS' REPORT
DirectCash Payments Inc. Consolidated Statements of Financial Position Canadian dollar in thousands
DirectCash Payments Inc. Consolidated Statements of Operations and Comprehensive Income (Loss) Canadian dollar in thousands (except per share amounts)
DirectCash Payments Inc. Consolidated Statements of Cash Flows Canadian dollar in thousands
DirectCash Payments Inc. Consolidated Statements of Changes in Equity Canadian dollar in thousands
Notes to the Consolidated Financial Statements For the years ended December 31, 2016 and 2015 (Tabular amounts in thousands of Canadian dollars, except as noted)